UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): February 27, 2015

TETRA Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 25, 2015, TETRA Technologies, Inc. (the “Company”) entered into a commitment letter for the issuance and sale, through a private placement, of $50 million in aggregate principal amount of secured notes.  The issuance of the secured notes is subject to the satisfaction of certain conditions, including the execution of a definitive note purchase agreement.  The secured notes will be secured by the Company’s accounts receivable and the common units it owns in CSI Compressco LP, and will be guaranteed by certain material subsidiaries, other than CSI Compressco LP, CSI Compressco GP Inc. and their respective subsidiaries. The Company intends to use the net proceeds from the sale of the secured notes, together with available cash and other borrowings under its credit facility, to pay the outstanding $90 million aggregate principal amount of senior notes due on April 30, 2015.
The secured notes have not been registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. The disclosure contained in this Item 8.01 is being issued pursuant to Rule 135c under the Securities Act of 1933 and is neither an offer to sell nor a solicitation of an offer to buy the secured notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the secured notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.
Forward-Looking Statements
This Item 8.01 contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws including statements regarding the Company’s intention to issue the secured notes and the application of the net proceeds thereof. While the Company has entered into a commitment letter, the issuance of the secured notes is subject to certain conditions and may be delayed or may not occur at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/Stuart M. Brightman
Stuart M. Brightman
President & Chief Executive Officer
Date: February 27, 2015

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